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                                                                   EXHIBIT 10(X)

                                 SALES AGREEMENT

                                                          DATE: December 1, 1995

1. PARTIES
    SELLER:       GS ROOFING PRODUCTS CO., INC.
                  5525 MacArthur Blvd., Suite 900
                  Irving, Texas 75038

    BUYER:        BIRD INC.
                  1077 Pleasant Street
                  Norwood, MA 02062

2. PRODUCT        2.0# CSF & 2.2# CSF GLASS MAT per attached Specifications and
                  Agreement, in widths of 59-7/8, 61-7/8 and 36 inches

   ANNUAL QTY: Sixty percent (60%) of Buyers annual requirements, estimated to be approximately 3.9 mm squares

   FOB POINT:     Seller's plant, Charleston, SC

   SHIPMENT:      Rail car loads as arranged by Seller

   PRICE: 2.0# csf $1.34/csf Freight delivered & prepaid 2.2# csf $1.40/csf Freight delivered & prepaid Through March 31, 1996
                  Subject to a maximum 5% increase April 1, 1996 or thereafter if prices are increased by alternate competitive supplier

   TERMS: 1% 10th Prox Net 30th prox. on shipments prior to the 25th of the month for determination of due dates. Discount applies to material only and does not apply to freight costs.

3. PERIOD.        The period of this Agreement will begin on January 1, 1996 and end on December 31, 1996.

4. QUANTITY. During this Agreement period, Buyer will purchase the specified Annual Quantity in approximately equal monthly quantities. Orders will be faxed to Seller's facility in Charleston, SC by the 15th of each month for the following month's requirements.

5. SHIPMENTS. Seller shall arrange for the carrier and shall be entitled to utilize the Buyer's contract rates from the CSXT Railroad of $1795/car (50' & 60'). Buyer will unload each shipment at its own risk and expense, including any demurrage or detention charges at destination. Shipper will be responsible for all risk and expense, including demurrage at the loading facility. If Seller is unable, after normal and reasonable efforts, to secure wide door cars, and Buyer is unable to reasonably delay shipment until such cars are available, then
Seller will be required to provide delivery by truck, at the Sellers expense.
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6. WARRANTIES. Seller warrant that Product will meet the "PURCHASE SPECIFICATION
FOR GLASS MAT," as clarified by the summary of understanding titled "1996 BIRD ROOFING MAT SUPPLY PROGRAM,' copy attached. Seller MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING
WITHOUT LIMITATION THE WARRANTY OF MERCHANT ABILITY OR THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THE LIMITED WARRANTY SET FORTH ABOVE.

7. REMEDIES. If buyer fails to pay any indebtedness to Seller, Seller may, in addition to any other remedies, suspend shipments, change terms of payment or terminate this Agreement by notice to the Buyer. Buyer's obligation to perform will not be limited by any previous waiver by Seller. Product which fails to meet specifications will be returned to the Seller at the Sellers expense.

8. NOTICES. Notice by either Seller or Buyer will be made only by letter or facsimile addressed to the other part at this address in Article 1 and will be considered given as of the time it is deposited with the U.S. Postal Service or acknowledged as received by the other Party's facsimile machine.

9. GOVERNING LAW. This Agreement will be interpreted and the rights, obligations, and liabilities of the Parties determined in accordance with the laws of the State of New York.

10. PRICE AND PAYMENT TERMS. Price shall be in accordance with Article 2 above. If Seller is prevented by law, regulation or governmental action from continuing any price in effect under this Agreement, Seller may terminate this Agreement on thirty (30) days' notice. Buyer will be obligated to provide immediate written notice to Seller if and when the suppler or suppliers of Buyer's balance of requirements increase prices to Buyer. Seller will be permitted to increase prices at a comparable level, effective on the date of such other competitor's increase. The 1% 10th prox Net 30th prox Terms under this Agreement are the result of meeting competitive conditions outlined by the Buyer. Buyer shall keep in full force and effect a $300,000 letter of credit in favor of the Seller. Seller shall review with reasonableness the financial condition of the Buyer on or before July 1, 1996 to determine the need to continue such letter of credit.

11. EXCUSES FOR NO PERFORMANCE. Either Seller or Buyer will be excused from the obligations of this Agreement to the extent that performance is delayed or prevented by any circumstance (except financial) reasonably beyond its control or by fire, explosion, mechanical breakdown, strikes or other labor trouble, plant shutdown, unavailability of or interference with the usual means of transporting the Product or compliance with any law, regulation, order, recommendation or request of any governmental authority. In addition, Seller will be so excused in the event it is unable to acquire from its usual source and on terms it deems to be reasonable, any material necessary for manufacturing the Product. If, because of such circumstances, there should be a shortage of Product from the Seller, Seller will not be obligated to purchase products in order to perform this Agreement and may apportion its available Product among it internal needs and the Buyer's needs based upon the prior year sales, upon a prorated share of available Product. Quantities of Product
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consequently not shipped will be deducted from the applicable remaining quantity obligation unless the Parties agree otherwise.

12. SAFETY AND HEALTH COMMUNICATIONS. Seller will furnish to Buy Material Safety Data Sheets which include health, safety and other hazard communication information on Product consistent with the Occupational Safety and Health administration's hazard Communications Standard. Seller will also furnish other health or safety information as available. Buyer will disseminate appropriate health and safety information to all persons Buyer foresees may be exposed to Product (including but not limited to Buyer's employees, contractors and customers).

13. LIABILITIES-CLAIMS-INDEMNIFICATION. Buyer shall indemnify and hold the Seller harmless for any claim, loss or expense on account of any injury, disease or death of persons or damage to property arising directly out of use of the Product. These indemnity obligations of Buyer will survive termination of this Contract. Neither Seller nor Buyer will have any liability to the other for any claim (except for Indebtedness of Buyer to Seller) arising out of or in connection with this Agreement unless claimant gives the other Party notice of the claim, setting forth fully the facts on which it is based, within sixty (60) days of the date such facts were discovered or reasonably should have been discovered. Except as elsewhere herein provided, Seller's liability for defective or nonconforming Product will not exceed the purchase price and inbound freight costs of the Product involved in the claim and NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

14. ENTIRETY AND RELEASE. This Agreement, as of the beginning date of it Period, contains the complete and exclusive agreement of Seller and Buyer concerning the Product identified in Article 2, merges and supersedes all prior understandings and representations (oral or written) and terminates all prior contracts between Seller and Buyer concerning the same product. Except for any indebtedness or indemnity obligation of Buyer to Seller, each releases the other from all claims arising in connection with any such prior contract, except as herein provided. Neither this Agreement nor any agreement supplementing or amending this Agreement (including any purchase order or other document issued by Buyer) will be binding unless signed by the Parties, and performance prior to such execution will not constitute a waiver of this requirement.

15. FURTHER LIMITATIONS. No action by the Buyer arising out of the Agreement shall commence later than sixty (60) days after the cause of action has occurred.

16. CONSIDERATIONS. Section deleted.
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17. AMENDMENTS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto.

18. OTHER PROVISIONS. (Attach additional page(s) Exhibits etc).

GS ROOFING PRODUCTS COMPANY, INC.

BY:______________________________
          Thomas Gruss

Date      3/15/96

BIRD ROOFING DIVISION

BY:______________________________
          R.C. Maloof

Date      12/5/95